We herby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 13, 2005, relating to the financial statements and financial highlights, which appear in the October 31, 2005 Annual Report to Shareholders of Meehan Focus Fund (a series of Meehan Mutual Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in such Registration Statement.


/s/ Brady, Martz


BRADY, MARTZ & ASSOCIATES, P.C.
Bismarck, North Dakota USA

March 1, 2006